UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2021

LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-38335	98-1386359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(Address of Principal Executive Office)
(303) 925-6000
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Class A Common Shares, par value $0.01 per share	LILA	The NASDAQ Stock Market LLC
Class C Common Shares, par value $0.01 per share	LILAK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2021, Liberty Latin America Ltd. (LLA), LLA UK Holding Limited, a private limited liability company organized and existing under the laws of England and Wales (LLA Holdco) and a wholly-owned subsidiary of LLA, Sercotel, S.A. de C.V., a corporation (Sociedad Anónima de Capital Variable) incorporated and validly existing under Chilean law and a subsidiary of América Móvil, S.A.B. de C.V. (América Móvil), Controladora de Servicios de Telecomunicaciones, S.A. de C.V., a corporation (Sociedad Anónima de Capital Variable) incorporated and validly existing under Chilean law and a subsidiary of América Móvil, América Móvil, a corporation (Sociedad Anónima Bursátil de Capital Variable) duly organized, existing and established in accordance with the Laws of the United Mexican States, and Claro Chile, S.A., a sociedad anónima incorporated and validly existing under Chilean law (Claro Chile), entered into a Master Transaction Agreement (the Master Transaction Agreement). Pursuant to the Master Transaction Agreement, LLA Holdco agreed to contribute Lila Chile Holding BV, the holding company of its Chilean operations, to Claro Chile, to form a joint venture (the JV) that will be owned 50:50 by LLA and América Móvil.

LLA and América Móvil have each committed to contribute businesses with net debt of approximately CLP 1,095 billion and CLP 259 billion, respectively, and LLA will make a balancing payment to América Móvil of approximately CLP 73 billion, subject to certain adjustments.

The closing of the transaction is subject to the satisfaction of certain customary closing conditions, including regulatory approvals, and is expected to close in the second half of 2022. Until the closing, LLA and América Móvil will continue to operate their respective businesses in Chile as independent businesses.

The Master Transaction Agreement also includes customary termination rights, including, among other termination rights, the right of the parties to terminate the transaction if it has not closed by March 29, 2023, which may be extended by prior written notice of either LLA or América Móvil to the other party.

Pursuant to the Master Transaction Agreement, at the closing of the transaction, the parties will enter into various ancillary agreements, including, without limitation, a shareholders agreement, transitional services agreements governing the provision of services to be provided by LLA and América Móvil, respectively, to the JV to assist with its operations, reverse transitional services agreements governing the provision of services to be provided by the JV to each of LLA and América Móvil, and a trademark license agreement with respect to the JV’s use of the Claro brand.

The Shareholders Agreement will provide that the initial board of the JV will be comprised of eight directors, with four directors designated by each of LLA and América Móvil. In general, most decisions of the JV will require the approval of a majority of the board including at least two directors designated by each of LLA and América Móvil or approval by both of LLA and América Móvil in their respective capacities as shareholders.

As an ongoing operation, it is intended that the JV will be self-funded from its net cash flow from operations and third-party financing. The shareholders agreement will contain certain agreements relating to the target leverage ratio of the JV, payment of distributions to the shareholders, customary exit provisions and customary covenants regarding cooperation, information sharing, and non-competition and non-solicitation of employees.

The foregoing description of the Master Transaction Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Master Transaction Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Name

2.1
Master Transaction Agreement, dated September 29, 2021, by and among Liberty Latin America, Ltd., LLA UK Holdco Limited Sercotel, S.A. de C.V., Controladora de Servicios de Telecomunicaciones, S.A. de C.V., América Móvil, S.A.B. de C.V. and Claro Chile, S.A.*

101.SCH	XBRL Inline Taxonomy Extension Schema Document.
101.DEF	XBRL Inline Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Inline Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Inline Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File.* (formatted as Inline XBRL and contained in Exhibit 101)

* Schedules and similar attachments to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K but will be provided to the U.S. Securities Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY LATIN AMERICA LTD.

By:	/s/ MICHAEL D. OLIVER
Michael D. Oliver
Vice President, Global Financial Reporting

Date: October 5, 2021